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                                                                    EXHIBIT 10.3


                         MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (this "Agreement") is dated as of July 9, 1999, by and among The Right Start, Inc., a California corporation (the "Company") and RightStart.com Inc., a Delaware Corporation ("Sub").

                             W I T N E S S E T H:

     WHEREAS, Sub is a subsidiary of the Company formed for the purpose of engaging in online retailing of the Company's products for infants and young children;

     WHEREAS, Sub desires to obtain and the Company desires to provide administrative and other services to Sub in connection with its online retailing business;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Basic Services.

     (a) During the term of this Agreement and subject to the ultimate authority of Sub, the Company shall, either directly, through one or more of its subsidiaries or through one or more of its third party service providers, provide and/or arrange the following basic services and benefits to Sub (the "Basic Services"):

          (i) Personnel. The Company shall provide Sub with substantially the same personnel/human resource services that it performs for itself including, without limitation, hiring, termination, personnel transfer, benefits administration and employee relations services.

          (ii)   Payroll. The Company shall provide Sub with substantially the
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same payroll services that it performs for itself including, without limitation, processing payroll, preparing payroll tax returns, mailing payroll checks, participating in payroll related audits and preparing W-2 and 1099 forms.

          (iii)  Insurance. The Company shall obtain for Sub property, casualty
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(including general liability and workers' compensation), product liability, crime and fiduciary insurance on an annual basis, and surety insurance on an as needed basis, provided that Sub shall be solely liable for workers' compensation claims of employees incurred after the date hereof, and the discharge of any such workers' compensation liability by the Company shall be considered a service rendered by the Company to Sub under this Section 1(a).

          (iv)   Employee Benefits. The Company shall provide all Sub employees
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with benefits substantially similar to benefits provided by the Company to its employees.
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          (v)    General Corporate. The Company shall provide Sub with
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substantially the same general corporate services that it performs for itself using Company employees or that it procures through third-party service providers including, without limitation, tax services, cash management services, merchandising services, advertising, inventory management services, customer relations services, financial services and legal services.

          (vi)   Order Fulfillment and Collection. The Company's distribution
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centers located in Pennsylvania and California shall provide fulfillment and collection services with respect to orders placed by Sub's customers in substantially the same manner and with priority at least as high as it performs for itself or any third party. Fulfillment and collection services shall consist of, without limitation, receiving, quality control, storage, picking, packing, shipping and handling of product, and processing customer returns, warranty service, invoicing, collections, etc. and will include electronic integration of such functions with Sub's Internet site(s).

          (vii)  General Accounting. The Company shall provide Sub with
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substantially the same general accounting services that it performs for itself including sales audit, accounts payable and general ledger services, receipt and opening of all vendor mail, maintenance of a vendor master file, processing and forwarding payment of all vendor invoices, invoice exception reporting and resolution, periodic financial reporting and vendor relations.

          (viii) Telecommunications. The Company shall provide Sub with access
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to the Company's internet/telecommunications hardware and facilities including access to data, networking and computing resources, telephone and facsimile equipment and services, internet service providers providing connectivity to internet over dedicated DS-3 line, internet traffic, data routing and email services, relay services for Sub's back office operations and hardware services.

          (ix)   Catalog Production. The Company shall provide Sub with catalog
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production assistance, in substantially the same form as the Company performed for itself prior to the date of this Agreement, including, without limitation, catalog photography, copyrighting, catalog editing, catalog product selection, production management, customer list and customer information management, catalog circulation and mailing services.

          (x)    Credit Services. During the term of this Agreement, the Company
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shall, either directly, through one or more of its subsidiaries or through one or more of its third party service providers, provide credit services to Sub including without limitation full credit checking and analysis and credit card processing for customer orders.

          (xi)   Miscellaneous. The Company shall provide to Sub such other
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services and benefits as the parties hereto shall mutually agree from time to time.

     2.  Inventory Supply Services.

     (a) During the term of this Agreement, the Company shall, either directly or through one or more of its subsidiaries, supply inventory to Sub when and as requested and solely for resale or promotion by Sub through its catalogs or online Website (or Sub's other online or electronic mode or promotional methods) (the "Inventory Supply Services") as follows:

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          (i)    Until January 31, 2000, Sub shall purchase Common Inventory from the Company on an as needed basis in order to immediately fulfill individual customer orders.

          (ii) At all times after the date of this Agreement if Sub desires to purchase Internet-Only Inventory from the Company, then Sub shall purchase such inventory on a forward basis as needed to meet expected customer demand. After January 31, 2000 if Sub desires to purchase Common Inventory from the Company, then Sub shall also purchase Common Inventory to be sold by it on a forward basis as needed to meet expected customer demand. In all cases under this subsection (ii), Sub will be required to take delivery of such inventory purchased on a forward basis and record it as inventory on its books.

     For purposes of this Agreement, the term "Internet-Only Inventory" shall mean inventory of products sold or carried for sale only by Sub in its Internet or catalog operations and not sold or carried for sale by the Company in its stores. The term "Common Inventory" shall mean all inventory purchased by the Company on behalf of Sub that is sold or carried for sale in both the Company's stores and in Sub's Internet or catalog operations.

     (b) The Company agrees to accept any inventory originally purchased by Sub from the Company returned by Sub's customer to Sub, a Right Start store or their distribution centers ("Returned Inventory"), subject to the following:

          (i) For Common Inventory (which for purposes of this Section 2(b) shall also include inventory purchased by the Company on behalf of Sub that has at any time been carried for sale in the Company's stores), the Company shall accept the Returned Inventory and provide credit to the customer. In order to properly reflect the accounting for such transactions on the books of each company, the transaction shall be recorded as follows: (A) the amount refunded to the customer will be charged to the account of Sub and (B) the Company's cost of the inventory, including freight, will be credited to the account of Sub, provided the inventory is saleable or a credit is obtained from the inventory's vendor.

          (ii) For Internet-Only Inventory, the Company shall accept the Returned Inventory and provide a credit to the customer. In order to properly reflect the accounting for such transactions on the books of each company, the transactions shall be recorded as follows: (A) the amount refunded to the customer will be charged to the account of Sub and (B) provided the returned inventory is in salable condition, the Company will transfer the inventory to Sub's Internet-Only Inventory balance at Sub's cost of the inventory, including freight. If the returned Internet-Only Inventory is not in salable condition, the Company will obtain a credit from the vendor, if available, and credit Sub's account for such vendor credit. If the returned Internet-Only Inventory is not salable and not returnable to its vendor for credit, no credit will be made to Sub's account for such inventory.

     (c) The Company shall not buy any inventory for Sub without the prior approval of an officer of Sub.

     (d) All vendor warranties with respect to inventory purchased by Sub from the Company hereunder are hereby assigned to Sub.

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     3.  Promotional Services.

     During the term of this Agreement the Company shall, either directly, through one or more of its subsidiaries or through one or more of its third party service providers, provide and/or arrange the following promotional benefits to Sub at no additional cost to Sub (the "Promotional Services"):

     (a) Until termination of the Intellectual Property Agreement dated as of even date herewith between the Company and Sub (even after the term of this Agreement): (a) Company will vigorously promote Sub as its exclusive online and catalog channel for products for parents, childcare providers, infants and children under age seventeen; (b) Company agrees that neither it nor any affiliates it controls will promote in any way any other online or catalog retailer that offers products, as a material part of its business, for parents, childcare providers, infants and children under age seventeen; (c) Company agrees that Company will include prominent reference to Sub where such reference can be accomplished at a low incremental cost to the Company (by way of example, and not limitation, all the following created or manufactured or obtained after the Effective Date will contain a prominent reference to Sub: customer bags, customer receipts, labels, invoices, counter cards, in-store audio programming, emails, letterhead, and other stationary, mailers, print publications, advertising (including, without limitation, print, radio, television, billboard and the Internet, etc.)); and (d) Company agrees that it will have in-store signs promoting Sub in all Company retail stores and any retail store controlled or licensed by the Company.

     (b) Company shall cause its marketing and merchandising employees to assist Sub in the development of Sub's marketing and merchandising programs to be implemented by the Company; Company shall also cause its retail store personnel to execute and carry out reasonable marketing and merchandising programs of Sub.

     4.  Payment.

     (a)  Basic Services. In full consideration for the Basic Services set forth
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in Section 1 above, Sub shall pay the Company for each such service, an amount equal to the Company's Direct Cost (as defined below) plus an additional five percent (5%). "Direct Cost" means, with respect to each service provided pursuant to this Agreement, the direct out-of-pocket expenses paid or incurred to third parties or by the Company and a proportionate share of all overhead expenses directly and demonstrably attributable to providing such service, including, without limitation, shipping, handling, travel expenses, personnel costs, professional fees, printing and postage.

     (b)  Inventory Supply Services. In full consideration for the Inventory
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Supply Services referred to in Section 2(a) above, Sub shall pay the Company
105%, multiplied by the sum of (x) the direct cost of the goods supplied to Sub,
(y) the inbound freight charges, and (z) all other costs charged to the Company by its suppliers.

     (c)  Invoices.
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          (i)    On or as soon as possible after the last day of each month and in reasonable detail, the Company shall deliver an invoice to Sub setting forth the Basic Services,

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and the amount of fees payable for such services rendered to Sub during such month. Sub shall pay the invoiced amount to the Company for Basic Services within ten (10) days after the date on which such invoice is received by Sub.

          (ii) On or prior to January 31, 2000 as to the Common Inventory purchased for Sub, each week the Company shall deliver an invoice to Sub in reasonable detail setting forth the Common Inventory purchased from the Company for filling customer orders during such week. Sub shall pay the invoiced amount to the Company for the Common Inventory of Sub under this provision within three
(3) days after the date on which such invoice is received by Sub.

          (iii) On or as soon as possible after the last day of each month as to the Common Inventory purchased for Sub at any time after January 31, 2000 and at all times for the Internet-Only Inventory, the Company shall deliver an invoice to Sub in reasonable detail setting forth the Common Inventory and the Internet-Only Inventory purchased for Sub during the month. Sub shall pay the invoiced amount within fifteen (15) days after the date on which such invoice is received by Sub.

     5.  Inspection. Sub and its agents and representatives, at Sub's expense
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(unless a five percent (5%) or greater discrepancy is discovered), shall have the right to examine the books and records of the Company that relate to the costs and expenses referred to in this Agreement, provided, however, that such examination may only be conducted during regular business hours and upon reasonable prior written notice.

     6.  No Agency.  The parties hereto are independent contractors and nothing
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in this Agreement is intended to, nor shall it, create any agency, partnership or joint venture relationship between them. With respect to any third party, no party hereto, or any of its officers, directors, employees or agents, shall have the right or authority to bind or otherwise obligate the other party hereto in any way as a consequence of this Agreement.

     7.  Termination.
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     (a)  The term of this Agreement shall begin as of the date hereof and shall continue for an indefinite period in full force and effect until it is terminated in accordance with this Section 7.

     (b) This Agreement may be terminated in full or on a service-by-service basis at the option of either the Company or Sub as follows:

          (i) Sub may terminate this Agreement or any of the Basic Services, Inventory Supply Services or Promotional Services (or any other services under this Agreement) at any time upon thirty (30) days prior written notice to the Company; provided that if Sub terminates the Inventory Supply Services or this
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Agreement in full, Sub must pay for and take delivery of (in accordance with this Agreement) all Common Inventory and Internet-Only Inventory purchased by the Company at Sub's request prior to the termination date.

          (ii) The Company may terminate this Agreement or any service(s) under this Agreement at any time after January 31, 2000 upon one hundred twenty
(120) days

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prior written notice to Sub when the annual run rate of Sub's sales is projected to be in excess of $40 million or, in order to meet demand for Sub's sales (even if Sub's annual run rate is less than $40 million), the Company would be required to make additional Expenditures in providing Basic Services or Inventory Services that exceed $15,000 in any one-month period and that could not be passed through to or reimbursed by Sub under this Agreement or that Sub does not otherwise agree to pay. For purposes of this section, the term "Expenditures" shall mean any capital expenditures made by the Company for facilities, space, equipment or software.

     (c) Notwithstanding the foregoing clause (b), the Company shall have the right, but not the obligation, to terminate this Agreement immediately if:

          (i) Sub is in material breach of any of this Agreement, which breach is not cured within sixty (60) days of receipt of written notice from the Company of such breach; except that any material breach relating to or arising
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out of Section 4 of this Agreement must be cured within thirty (30) days of receipt of written notice from the Company of such breach;

          (ii) Sub is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within ninety (90) days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within ninety (90) days of filing;

          (iii) Sub's business, or all or substantially all of its assets, are liquidated or otherwise terminated, sold or transferred due to insolvency or any other basis; or

          (iv)   Sub makes an assignment for the benefit of its creditors.

     (d) Notwithstanding the foregoing clause (b), Sub shall have the right, but not the obligation, to terminate immediately this Agreement if:

          (i) the Company is in material breach of any of its obligations or representations hereunder, which breach is not cured within thirty (30) days of receipt of written notice from Sub of such breach;

          (ii) the Company is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing;

          (iii) the Company's business, or substantially all of its assets, are liquidated or otherwise terminated, sold or transferred due to insolvency or any other basis; or

          (iv) the Company becomes insolvent or unable to pay its debts as they mature or Company makes an assignment for the benefit of its creditors.

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     (e) If Sub wishes to obtain any inventory or services on its own through third parties or in the event of a termination of this Agreement in whole or in part, the Company shall use its best efforts to effect a smooth transition and to assist Sub in establishing direct third party relationships on reasonable terms. This obligation will continue after termination of this Agreement for any reason with the intent that Sub will have the ability to acquire for resale all products Company sells from time to time for a period of at least three years after termination of this Agreement in whole.

     (f) A party may exercise its right to terminate pursuant to this Section 7 by sending appropriate notice to the other party pursuant to Section 8(f) hereof specifying the subsection of this Section 7 on which the party is relying and, if this Agreement is not terminated in full, the specific services to which such termination relates. No exercise by a party of its rights under this Section 7 will limit its remedies by reason of the other party's default, the party's rights to exercise any other rights under this Section 7, or any of that party's other rights.

     8.   Miscellaneous.
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     (a)  This Agreement shall be governed by the internal laws of the State of
California without giving effect to the conflict of law principles thereof.

     (b) This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. No provision of this Agreement may be waived or amended, except by a writing signed by the Company and Sub.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

     (d) The failure of any party to exercise any right or remedy provided for herein shall not be deemed a waiver of any right or remedy hereunder.

     (e) If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of any remaining provisions of this Agreement. If any provision of this Agreement is invalid under any applicable statute or rule of law, it shall be enforced to the maximum extent possible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

     (f) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, via overnight courier, by facsimile transmission or mailed, certified or registered mail, postage prepaid, return receipt requested:

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          If to the Company:  The Right Start, Inc.
                              5388 Sterling Center Drive, Unit C
                              Westlake Village, California  91361
                              Attn: President

                              Fax:  (818) 707-7132

          If to Sub:          RightStart.com Inc.
                              5388 Sterling Center Drive, Unit C
                              Westlake Village, California  91361
                              Attn:  President

                              Fax: (818) 707-7132

     (g) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective, permitted successors and assigns. Sub may not assign any of its rights hereunder without the prior written consent of the Company, except to a successor to substantially all of Sub's business or assets; provided, that if Sub assigns its rights under this Agreement as permitted by the foregoing, the Company may terminate this Agreement six (6) months following such assignment, unless earlier terminated during such six-month period by Sub (notwithstanding anything to the contrary set forth in Section 7 hereof).

     (h) The section headings used herein are for the convenience of the parties only, are not substantive and shall not be used to interpret or construe any of the provisions contained herein.

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              The Right Start, Inc., a California corporation



                                 /s/ Gina M. Engelhard
                              ------------------------
                              Name:  Gina M. Engelhard
                              Title: Chief Financial Officer and Secretary



                              RightStart.com Inc., a Delaware corporation



                                 /s/ Jerry R. Welch
                              --------------------------
                              Name:  Jerry R. Welch
                              Title: President